Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

AG&E Holdings Inc

We consent to the incorporation by reference in the registration statements (Nos. 2-72090, 2-09137, 33-63920, 3361535, 33,02981, and 333-72629) on Form S-8 of AG&E Holdings Inc of our report dated March 23, 2015, with respect to the consolidated balance sheets of AG&E Holdings Inc (formerly known as Wells- Gardner Electronics Corporation) as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in or is incorporated by reference in the annual report on Form 10-K of AG&E Holdings Inc.

/s/ Plante & Moran, PLLC

Chicago, Illinois

March 23, 2015